Exhibit 99.1

FOR RELEASE at 4:30 p.m. ET
Friday, September 3, 2004

Contact: William E. Meade, Jr.
President and Chief Executive Officer
(303) 262-4500

StarTek Elects Albert Yates and Kay Norton to Board of Directors

DENVER, CO – September 3, 2004 – StarTek, Inc. (NYSE:SRT) is pleased to announce the election of Albert C. Yates and P. Kay Norton to its Board of Directors effective September 3, 2004. Chairman A. Emmet Stephenson, Jr. stated “We are delighted that Al Yates and Kay Norton have accepted our invitation to join StarTek’s Board. Their extensive experience and wisdom will serve our stockholders well and will help our company grow in the future.”

Albert Yates is currently a business consultant and serves as Chairman of the Board of Centennial Bank of the West, based in Windsor, Colorado. Mr. Yates is on the Board of Directors of Adolph Coors Company and was President of Colorado State University for 13 years. He served on the Board of First Interstate Bank of Denver from 1990 to 1997 and was a Director of the Federal Reserve Bank of Kansas City-Denver Branch for 6 years. Mr. Yates was a Trustee of the Berger Funds and formerly served in the Navy for two years. He has a Ph.D. in Theoretical Chemical Physics from Indiana University-Bloomington and a Bachelor of Science degree Magna Cum Laude in Chemistry and Physics from Memphis State University.

Kay Norton has served as President of the University of Northern Colorado, based in Greeley, Colorado, for the last 2 years, after a term as Vice President for University Affairs and General Counsel. Mrs. Norton was a Trustee of the University from 1995 to 1998. Previously, she was Vice President of Legal and Government Affairs and General Counsel at ConAgra Red Meats Company in Greeley, Colorado. Mrs. Norton has a Juris Doctorate from the University of Denver College of Law and a Bachelor of Arts degree in English from Wellesley College in Boston, Massachusetts.

StarTek is also announcing the retirement from its Board of Hank Brown after years of outstanding service to StarTek stockholders. Mr. Stephenson stated “Hank Brown has been an active and extremely valuable contributor to our company’s success. We will miss his participation and thank him deeply for the time he has devoted to our efforts.”

Company Profile

StarTek, Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides services from nineteen operating facilities, including five in Colorado, five in Canada, two in Europe and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas, Virginia, and Wyoming. The Company’s primary clients are in the telecommunications and computer software industries, and it also serves clients in the computer hardware, consumer products, cable TV, entertainment, utility, internet, and e-commerce industries. Please visit the Company’s website at www.startek.com.

Forward Looking Statements

The matters regarding the future discussed in this news release may include certain forward-looking statements that involve specific risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, the following are important risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada and the United Kingdom. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent filings with the Securities and Exchange Commission.